AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED MARCH 19, 2024

WFTP VENTURES INC.

401 Pine Ave.
Long Beach, CA 90802

562-310-8225

wftp-ventures.com

UP TO 2,000,000 SHARES OF COMMON STOCK

The minimum investment in this offering is 100 shares of Common Stock, or $1000

We are offering a maximum of 2,000,000 Common Shares (the “Maximum Amount”) on a “best efforts” basis.

SEE “SECURITIES BEING OFFERED” AT PAGE 34

	Price to Public	Underwriting discount and commissions*	Proceeds to issuer	Proceeds to other persons
Per share	$10.00	$0.10	$9.90	$0.00
Total Maximum	$20,000,000	$200,000	$19,800,000	$0.00

*	The company has engaged Dalmore Group, LLC, member FINRA/SIPC (“Dalmore”), to perform administrative and compliance related functions in connection with this offering, but not for underwriting or placement agent services. This includes the 1% commission but it does not include the one-time expense allowance of $5,000, or consulting fees of $20,000 payable by the company to Dalmore. See “Plan of Distribution” for details.

The company expects that the amount of expenses of the offering that it will pay, excluding underwriting compensation, will be approximately $100,000.

Sales of these securities will commence on approximately [_], 2024.

This offering (the “Offering”) will terminate at the earlier of the date at which the maximum offering amount has been sold or the date at which the offering is earlier terminated by the company at its sole discretion. At least every 12 months after this offering has been qualified by the United States Securities and Exchange Commission (the “Commission”), the company will file a post-qualification amendment to include the company’s recent financial statements. The Offering covers an amount of securities that we reasonably expect to offer and sell within two years, although the offering statement of which this offering circular forms a part may be used for up to three years and 180 days under certain conditions.

The company has engaged [escrow agent] as agent to hold any funds that are tendered by investors. The offering is being conducted on a best-efforts basis without any minimum target. The company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be made available to the company. After the initial closing of this offering, we expect to hold closings on at least a monthly basis.

No application is currently being prepared for the shares to trade on any public market. As a result, the shares sold in this offering may not be listed on a securities exchange or quoted on an alternative trading system for an extended period of time, if at all. If the shares are not listed on a securities exchange or quoted on an alternative trading system, it may be difficult to sell or trade the shares. There can be no assurance that a liquid market for the shares will develop or, if it does develop, that it will continue. If a market does develop, it may not be liquid. Therefore, investors may not be able to sell the shares easily or at prices that will provide them with yield comparable to similar investment that have a developed secondary market. Illiquidity may have a severely adverse effect on the market value of the shares and investors wishing to sell the shares might therefore suffer losses.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 2.

The company is following the “Offering Circular” format of disclosure under Regulation A.

In the event that we become a reporting company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Implications of Being an Emerging Growth company.”

In this Offering Circular, the term “WFTP” or “the company, “we,” “our,” “ours” or “us”  refers to WFTP Ventures Inc. and its consolidated subsidiaries.

Other than in the table on the cover page, dollar amounts have been rounded to the closest whole dollar.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY.  THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT.  WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS.  INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE.  THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

i

Implications of Being an Emerging Growth company

We are not subject to the ongoing reporting requirements of the Exchange Act of 1934, as amended (the “Exchange Act”) because we are not registering our securities under the Exchange Act. Rather, we will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

●	annual reports (including disclosure relating to our business operations for the preceding two fiscal years, or, if in existence for less than two years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),

●	semiannual reports (including disclosure primarily relating to the issuer’s unaudited interim financial statements and MD&A) and

●	current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which our offering statement was qualified, if the securities of each class to which this offering statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, we may immediately suspend our ongoing reporting obligations under Regulation A.

If we do become subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during our last fiscal year, we would qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, if we become subject to the ongoing reporting requirements of the Exchange Act, as an emerging growth company we:

●	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	will not be required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related MD&A; and

●	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards, and hereby elect to do so. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

ii

SUMMARY

The company is a newly formed Delaware corporation that intends to operate retail cannabis dispensaries in California. The company is seeking out, and has identified, licenses of non-operational cannabis dispensaries that it intends to acquire. Once acquired, the company will open the dispensary associated with the license.

The company is currently wholly owned by South Cord Holdings Inc., which has been operating in the cannabis retail markets for 5 years in the state of California under the brand Catalyst Cannabis. The company’s cannabis dispensaries will be operated as affiliates of Catalyst Cannabis and will benefit from the experience of its officers and directors in this industry.

The cannabis market in California is highly regulated. A limited number of dispensary licenses are issued by the state and are valuable commodities regardless of whether a dispensary is actually opened. As such, by acquiring the licenses associated with dispensaries that are non-operational or have never opened, the company will be able to undertake operations as an extension of an existing chain of cannabis dispensaries under the terms of an exclusive management and licensing agreement with Catalyst Cannabis.

The Offering

Securities offered	Up to a maximum of 2,000,000 Common Shares

Common Shares outstanding before the offering	3,000,000 shares

Common Shares outstanding after the offering	5,000,000 shares

Preferred Shares outstanding before the offering	0 shares

Preferred Shares outstanding before the offering	0 shares

Use of proceeds	The net proceeds of this offering will be used primarily to obtain cannabis licenses held by non-operational dispensary businesses in California and to acquire, develop, and build-out retail operations associated with the acquired licenses.

Selected Risks Associated with Our Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

●	The company’s auditor has issued a “going concern” opinion.

●	We are an early stage company and have generated no income to date.

●	The company is dependent upon its management, key personnel and consultants and may be negatively affected by their loss.

●	The company’s expenses could increase without a corresponding increase in revenues.

●	If the company’s fails to build a strong brand and maintain customer satisfaction, it may not be able to attract new customers or retain existing customers.

●	The company will face intense competition, including competition from its affiliates.

●	The company’s business is exposed to the risks related to cannabis being illegal at the federal law level and in many states.

●	There can be no assurance that the company will be able to obtain or maintain any necessary licenses, permits or approvals.

●	There is uncertainty as to federal law enforcement for investors in cannabis-related companies.

●	The company’s business is dependent on California state laws.

●	The company may experience difficulty in acquiring insurance to protect against unanticipated events or losses.

●	The company may have limited access to traditional banking services and there remains uncertainty as to federal taxation for cannabis-related businesses.

●	The company may be harmed by any oversupply of cannabis in the marketplace.

●	The health effects of cannabis-related products remains unknown due to lack of long-term studies.

●	An investment in the company’s shares could result in a loss of your entire investment.

●	If you invest, you will be considered a “Financial Interest” holder under California laws and regulations.

RISK FACTORS

The Commission requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events, and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

We are subject to a number of risks, including risks that may prevent us from achieving our business objectives or that may adversely affect our business, financial condition, results of operations, cash flows, and prospects. You should carefully consider the risks discussed in this section.

Risks related to the company’s Business and Strategy

The company’s auditor has issued a “going concern” opinion.

The company’s auditor has issued a “going concern” opinion on its financial statements, which means the company may not be able to succeed as a business without additional financing. As of December 31, 2023 the date of its financial statements, the company has not commenced planned principal operations and has not generated any revenues. The audit report states that the company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate cash from raising capital to begin its operations. The company’s failure to raise short-term capital could have a negative impact on not only their financial condition but also their ability to remain in business.

Recently formed company.

The company was formed in July 2023 and has no operating history or financial track record on which it can be evaluated. As a result, prospective investors in the offering have very limited financial or other information regarding the investment experience of the company or information on the company’s prospects to assist in making their investment decision. There is no guarantee that the company will ever realize any significant operating revenues or that its operations will ever be profitable.

Dependency on management and key personnel.

The company is dependent upon its management, key personnel and consultants to execute the business plan, and some of them will have concurrent responsibilities at other related and unrelated businesses. The company’s success is heavily dependent upon the continued active participation of the company’s current executive officers as well as other key personnel and consultants. Some of them will have concurrent responsibilities at other entities including the company’s affiliates with longer operating histories. Loss of the services of one or more of these individuals could have a material adverse effect upon the company’s business, financial condition or results of operations. Further, the company’s success and achievement of the company’s growth plans depend on the company’s ability to recruit, hire, train and retain other highly qualified personnel. Competition for qualified employees among companies in the industries in which the company participates is intense, and the loss of any of such persons, or an inability to attract, retain and motivate any additional highly skilled employees required for the expansion of the company’s activities, could have a materially adverse effect on it. The inability to attract and retain the necessary personnel, consultants and advisors could have a material adverse effect on the company’s business, financial condition or results of operations.

The company’s business plan is speculative.

The company’s present business and planned business are speculative and subject to numerous risks and uncertainties. There is no assurance that the company will generate significant revenues or profits. An investment in the company’s shares is speculative and there is no assurance that investors will obtain any return on their investment. Investors will be subject to substantial risks involved in an investment in the company, including the risk of losing their entire investment.

The company will be required to undertake significant expenses prior to beginning to generate revenue.

The company’s business plan includes acquiring cannabis dispensary licenses from non-operational dispensaries. As such, prior to opening the dispensaries, the company will be required to undertake significant expenses associated with build-out of the stores, putting in place adequate security, and marketing in a competitive environment. In addition, the company will begin to owe rent on the retail locations. These expenses will all be required ahead of the company’s ability to open the dispensaries to retail customers. If we are unable to begin retail sales on an expeditious timeline, the company’s financial position could be harmed.

The company’s expenses could increase without a corresponding increase in revenues.

The company’s operating and other expenses could increase without a corresponding increase in revenues, which could have a material adverse effect on the company’s financial results and on your investment. Factors which could increase operating and other expenses include, but are not limited to (1) increases in the rate of inflation, (2) increases in taxes and other statutory charges, (3) changes in laws, regulations or government policies which increase the costs of compliance with such laws, regulations or policies, (4) increases in rent payments on the company’s retail locations, (5) significant increases in insurance premiums, (6) increases in borrowing costs, and (7) unexpected increases in costs of supplies, goods, or distribution.

Computer, website or information system breakdown could affect the company’s business.

Computer, website and/or information system breakdowns as well as cyber security attacks could impair the company’s ability to service its customers leading to reduced revenue from sales and/or reputational damage, which could have a material adverse effect on the company’s financial results as well as your investment.

Changes in the economy could have a negative impact.

Changes in the general economic climate, both in the United States and internationally, could have a detrimental impact on consumer expenditure and therefore on the company’s revenue. It is possible that recessionary pressures and other economic factors (such as declining incomes, future potential rising interest rates, higher unemployment and tax increases) may decrease the disposable income that customers have available to spend on products and services like those of the company and may adversely affect customers’ confidence and willingness to spend. Any of such events or occurrences could have a material adverse effect on the company’s financial results and on your investment.

Increased costs could affect the company.

An increase in the cost of products from distributors, energy or other goods and services could affect the company’s profitability. Commodity and other price changes may result in unexpected increases in the wholesale cost of products, and other materials used by the company. The company may also be adversely affected by shortages of products available for retail sale. In addition, energy cost increases could result in higher transportation, freight and other operating costs. The company may not be able to increase its prices to offset these increased costs without suffering reduced volume, sales and operating profit, and this could have an adverse effect on your investment.

If the company’s fails to build a strong brand and maintain customer satisfaction, it may not be able to attract new customers or retain existing customers.

The company believes that increasing, maintaining and enhancing awareness of the company’s brand is critical to achieving widespread acceptance and success of the company’s business. Building and maintaining a strong brand is important to attract and retain customers, as potential customers have a number of cannabis and other choices. Successfully building and maintaining a brand is a time consuming and expensive endeavor and can be positively and negatively impacted by any number of factors. Some of these factors, such as the quality or pricing of the company’s products, are at least partially within its control. Other factors will be beyond the company’s control, yet users may nonetheless attribute those factors to the company. The company’s competitors may be able to achieve and maintain brand awareness and market share more quickly and effectively than the company can. Many of the company’s competitors are larger companies and promote their brands and have substantial resources to devote to such efforts. The company’s competitors may also have greater resources to utilize advertising or website product placement more effectively than the company can. If the company is unable to execute on building a strong brand, it may be difficult to differentiate its business and products from its competitors in the marketplace, therefore its ability to attract and retain customers may be adversely affected and its business may be harmed.

The company’s operating plan relies on assumptions and analyses developed by the company. If these assumptions or analyses prove to be incorrect, the company’s actual operating results may be materially different from the company’s forecasted results.

Whether actual operating results and business developments will be consistent with the company’s expectations and assumptions as reflected in its forecasts depend on a number of factors, many of which are outside the company’s control, including, but not limited to:

●	whether the company can obtain sufficient capital to sustain and grow its business;

●	the company’s ability to manage its growth;

●	the company’s assumptions related to farming, cultivating and distribution;

●	whether the company can manage relationships with key vendors and third parties;

●	demand for the company’s products and services;

●	the timing and costs of new and existing marketing and promotional efforts;

●	competition;

The company may be unable to manage its growth or implement its intended strategy.

The company may not be able to expand the company’s product and service offerings, the company’s markets, or implement the other features of the company’s business strategy at the rate or to the extent presently planned. The company’s projected growth will place a significant strain on the company’s administrative, operational and financial resources. If the company is unable to successfully manage the company’s future growth, establish and continue to upgrade the company’s operating and financial control systems, recruit and hire necessary personnel or effectively manage unexpected expansion difficulties, the company’s financial condition and results of operations could be materially and adversely affected.

The company will face intense competition, including competition from its affiliates.

The company will face significant competition amount cannabis dispensaries in California. In some cases, the company’s competitors have or may have longer operating histories, established ties to the market and consumers, greater brand awareness, and greater financial, technical and marketing resources. This includes competition with retail dispensaries operated by Catalyst Cannabis, where some of the company’s officers and directors also act as principal officers or members of the management. If the company fails to successfully compete in its markets, or if the company incurs significant expenses in order to compete, it would have a material adverse effect on the company’s results of operations.

The company needs to create and increase brand awareness.

The company’s opportunity to achieve and maintain a significant market share may be limited. Developing and maintaining awareness of the company’s brand name, among other factors, is critical. Further, the importance of brand recognition will increase as competition in the company’s market increases. Successfully promoting and positioning the company’s brand, products and services will depend largely on the effectiveness of the company’s marketing efforts. Therefore, the company may need to increase the company’s financial commitment to creating and maintaining brand awareness. If the company fails to successfully promote the company’s brand name or if the company incurs significant expenses promoting and maintaining the company’s brand name, it would have a material adverse effect on the company’s results of operations and your investment.

Inability to maintain and enhance product image could affect the company negatively.

It is important that the company maintains and enhances the image of its existing and new products and services. The image and reputation of the company’s products and services may be impacted for various reasons including, but not limited to, bad publicity, litigation, complaints from regulatory bodies resulting from quality failure, illness or other health concerns, and customer complaints. Such problems, even when unsubstantiated, could be harmful to the company’s image and the reputation of its products and services. From time to time, the company may receive complaints from customers regarding products purchased from the company. The company may in the future receive correspondence from customers requesting reimbursement. Certain dissatisfied customers may threaten legal action against the company if no reimbursement is made. The company may become subject to product liability lawsuits or other lawsuits or claims from customers alleging injury because of a purported defect in products or services or sold by the company, claiming substantial damages and demanding payments from the company. The company is in the chain of title when it manufactures, supplies or distributes products, and therefore is subject to the risk of being held legally responsible for them. These claims may not be covered by the company’s insurance policies, if any exist. Any resulting litigation could be costly for the company, divert management attention, and could result in increased costs of doing business, or otherwise have a material adverse effect on the company’s business, results of operations, and financial condition. Any negative publicity generated as a result of customer or regulator complaints about the company’s products or services could damage the company’s reputation and diminish the value of the company’s brand and brand equity, which could have a material adverse effect on the company’s business, results of operations, and financial condition, as well as your investment. Deterioration in the company’s brand equity (brand image, reputation and product quality) may have a material adverse effect on its financial results as well as your investment.

Risks Related to the Regulatory Environment

Cannabis remains illegal at the federal law level and in many states.

The company will operate under a licensing regime limited to California. This allows for the company, subject to state and local laws, to operate cannabis dispensary facilities. However, at the time this Offering commenced, cannabis remains illegal under United States federal law. The United States Supreme Court has confirmed that the federal government has the right to regulate and criminalize cannabis, including for medical purposes, and that federal law criminalizing the use of cannabis pre-empts state laws that legalize its sales and use. Strict enforcement of federal law regarding cannabis would likely result in the inability to proceed with the business plans of the company, even if it successfully procure all licenses for the distribution of its cannabis products in California. As such, the company could be exposed to potential criminal liability and subject their properties to civil forfeiture.

Regulatory approval and permits.

The company will be required to obtain and maintain certain permits, licenses and approvals at the state and local level where it operates its dispensaries. There can be no assurance that the company will be able to obtain or maintain any necessary licenses, permits or approvals. Any material delay or inability to receive these items is likely to delay and/or inhibit the company’s ability to conduct its business, and would have an adverse effect on its business, financial condition and results of operations.

Additionally, the failure to obtain licenses could occur through no fault of the company. Due to complicated and often contradictory legislative efforts at the state, county and local level in California, some cannabis businesses have been unable to obtain licenses, renew licenses, or move from temporary or provisional licenses to permanent ones. In some cases, this could be due to the state or local legislative bodies not passing laws or regulations that allow licensing to take place or that allow temporary licenses to expire with no additional means to continue operating a licensed business. Should any of these situations, or others that are unanticipated at this time, prevent the company obtaining the necessary licenses, permits, authorizations or accreditations it requires, even if it makes its best efforts to do so, it could result in restrictions on the company’s ability to operate its business, which could have a material adverse effect on the company and your investment.

Uncertainty as to federal law enforcement for investors in cannabis-related companies.

While cannabis-related stocks and securities are currently accepted by, and trade on national securities exchanges including the New York Stock Exchange, and while federal securities regulators such as the SEC have not issued any prohibition against selling or issuing cannabis related securities, there is still uncertainty in the investment world as to the possible effects that cannabis being illegal under the federal Controlled Substances Act could have on cannabis-related company investors. In theory, investing in the company or any a cannabis-related business could be found to violate the federal Controlled Substances Act. As a shareholder and owner of the company, it is theoretically possible that federal law enforcement officials could issue indictments to investors under federal law, and all of the assets an investor contributes to a cannabis business like the company, could be subject to asset forfeiture because cannabis is still federally illegal. While the company believes this risk is limited by its legal and compliant operation of its cannabis business under California law, the company cannot assure any investor that the present federal climate, which seems to not be interested in prosecuting those involved with the growing legal cannabis business in states such as California, will continue to not prosecute those involved in cannabis-related businesses. The company is not aware of any investor ever being prosecuted for simply investing in a cannabis related company by the United States federal government, but there is no assurance that such a prosecution will not occur in the future.

Furthermore, investors in cannabis-related businesses could be subject to a suspicious activity report (SAR) being the investor transfers funds to purchase the securities, under the theory that transferring funds to a business that is legally growing and selling cannabis in California is still violating federal law, making the need for a suspicious activity report to be filed. Although the company has not been able to find any relevant precedent or confirmed media reports related to this issue, it remains theoretically possible that investors could get flagged for money laundering when they transfer funds to purchase cannabis-related stocks, and it is also possible that a bank could shut down the accounts of such investors.

The company may be deemed to be aiding and abetting illegal activities through the products it sells.

The company may be subject to enforcement actions by law enforcement authorities, which would materially and adversely affect the company’s business and may affect investors directly. Under federal law, and more specifically the Controlled Substances Act, the possession, use, cultivation, and transfer of cannabis is illegal. Under certain laws of various states, the possession, use, cultivation, and/or transfer of cannabis is also illegal. The company’s business involves the sale of cannabis which is legal in California where the company intends to operate its dispensaries. Despite being legal in California, federal law enforcement authorities, and perhaps even other states law enforcement authorities, in their attempt to regulate the illegal use of cannabis, may seek to bring an action or actions against the company or its officers, directors and/or investors, not only based on the sale of cannabis, but also possibly claims of aiding and abetting another’s criminal activities. As a result of such an action, the company may be forced to cease operations and its investors could lose their entire investment. Such an action would have a material negative effect on the company’s business and operations, and could have a negative effect on investors directly.

It is also possible that additional federal or state legislation could be enacted in the future that would prohibit or limit the company from selling cannabis and cannabis-related products and services, and, if such legislation were enacted, the company’s revenues would decline. Further, additional government disruption in the cannabis industry could cause potential customers and users to be reluctant to use the company’s products, which would be detrimental to the company. The company cannot predict the nature of any future laws, regulations, interpretations or applications, nor can it determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on the company’s business, or on investors directly.

The company’s business is dependent on California state laws.

As of the date of this Offering, California has legalized cannabis for adult use at the state level. Continued development of the cannabis industry is dependent upon continued legislative authorization of cannabis at the state and local level in additional states. Any number of factors could slow or halt progress in this area. Further, progress in the cannabis industry, while encouraging, is not assured. While there may be ample public support for legislative action, numerous factors impact the legislative process. Further legalization attempts at the state level that create bad public policy could slow or stop further development of the cannabis industry. Any one of these or other factors could slow or halt use of cannabis, which would negatively impact the company’s business.

In addition, because of the burdensome, inconsistent and in some instances, incomplete legislation and regulation at the state and local levels, some believe that the California legal cannabis industry is in a contracting phase, and that some laws and regulations (or the lack thereof where needed) could result in a collapse of the legal cannabis industry in California. Defects in current legislation and regulation, expiring temporary licenses without timely renewals, over-regulation and over-taxation, and the costs of compliance (including attorneys and accountants) could negatively impact the company’s business.

Uncertainty in many related business industries caused by federal laws or state laws outside of California.

Certain industries necessary for the operation and growth of most businesses, such as advertising, transportation, legal services, may not be available to cannabis related operations. Such limitations or prohibitions could have a detrimental effect on the company’s business, and on your investment. The following list are several examples of such limitations or prohibitions, and others exist or will exist in the future, that make investment into the company, or any cannabis-related company, subject to a high level of risk:

●	Advertising and marketing of cannabis and cannabis-related products is often limited or prohibited, including by such major companies as Google, Facebook and Twitter, and by the television industry. The inability to advertise and market the company’s products could have a significant effect on the company’s revenues and growth potential.

●	The company’s access to real estate could be limited, its rights to such real estate could be voidable, and it could be forced to incur substantial costs. Some property owners may believe cannabis businesses contribute to an undesirable environment for a variety of alleged reasons including that cash accumulations and the presence of cannabis create a target for theft; and some processes, such as extraction, can create unpleasant odors.

●	The company’s ability to attract qualified senior management and directors may be hampered by the uncertainty of the legal status of cannabis at the federal level.

●	The company’s ability to transport its products is limited. Interstate commerce in cannabis products is illegal. Transportation of cannabis products from one state to another, even if cannabis is legal in both states, is prohibited or severely limited. Within a state, transportation via air or sea is subject to federal regulation, and therefore could be considered illegal. Arguably, transportation intrastate on federal highways could be seen as illegal.

●	The company may not be accorded the protection of bankruptcy laws because most bankruptcy law is federal law. While any cannabis company that wishes to obtain temporary protection from creditors may seek protection under state laws or common law relating to creditors’ rights, it may not be able to use the protections afforded under provisions of the federal Bankruptcy Code.

The company may experience difficulty in acquiring insurance to protect against unanticipated events or losses.

Insurance that is otherwise readily available, such as workers compensation, general liability, and directors’ and officers’ insurance, is more difficult for cannabis-related companies to find and more expensive than for other businesses. There are no guarantees that the company will be able to find all such desired insurance coverages in the future, or that the cost will be affordable to the company. If the company are forced to go without certain insurance, it may prevent the company from entering into certain business sectors, may inhibit the company’s growth, and may expose the company to additional risk and financial liabilities.

The company will encounter limited accessibility to the service of banks.

Despite recent rules issued by the United States Department of the Treasury mitigating the risk to banks who do business with cannabis companies operating in compliance with applicable state laws, banks remain wary of accepting funds from businesses in the cannabis industry. Since the use of cannabis remains illegal under federal law, there remains a compelling argument that banks may be in violation of federal law when accepting for deposit funds derived from the sale or distribution of cannabis. Consequently, businesses involved in the cannabis industry continue to have trouble establishing banking relationships. Although the company currently has bank accounts, its inability to open additional bank accounts or maintain its current account may make it difficult for the company to do business. The inability to bank would also create a number of risks for the company, including the possibility of a lack of verifiable financial records and accumulation of cash.

There remains uncertainty as to federal taxation for cannabis-related businesses.

Because of federal laws making cannabis illegal, and because of certain provisions of the Internal Revenue Code, certain normal business expenses for other companies that are deductible by those companies, when incurred by cannabis-related companies, may not be deductible when calculating income tax liability and this can be detrimental to the company’s business. For example, Internal Revenue Code Section 280E prohibits businesses from deducting their ordinary and necessary business expenses other than costs of goods sold, where the business operations consist of activities that violate the federal Controlled Substances Act. Consequently, as long as cannabis remains subject to the federal Controlled Substances Act, cannabis companies including the company may be at a disadvantage when it comes to profitability, compared to conventional companies. The effective tax rate on a cannabis-related business may depend on how large its ratio of nondeductible expenses is to its total revenues. Therefore, the company’s cannabis-related business may be less profitable than it could otherwise be.

Potential growth continues to be subject to new and changing state and local laws and regulations.

Continued development of the cannabis industry is dependent upon continued legislative legalization of cannabis at the state level, and a number of factors could slow or halt progress in this area, even where there is public support for legislative action. Any delay or halt in the passing or implementation of legislation legalizing cannabis use, or its sale and distribution, or the re-criminalization or restriction of cannabis at the state level, particularly in California, could negatively impact the company’s business. Additionally, changes in applicable state and local laws or regulations could restrict the products and services the company offer or impose additional compliance costs on the company or its customers. Violations of applicable laws, or allegations of such violations, could disrupt the company’s business and result in a material adverse effect on its operations. The company cannot predict the nature of any future laws, regulations, interpretations or applications, and it is possible that regulations may be enacted in the future that will be materially adverse to the company’s business.

The cannabis industry faces significant opposition.

The company is substantially dependent on the continued market acceptance, and the proliferation of consumers, of medical and recreational cannabis, particularly in California. The company believes that with further legalization, cannabis will become more accepted, resulting in a growth in consumer demand. However, the company cannot predict the future growth rate or future market potential, and any negative outlook on the cannabis industry may adversely affect the company’s business operations. Additionally, large, well-funded business sectors may have strong economic reasons to oppose the development of the cannabis industry. For example, medical cannabis may adversely impact the existing market for the certain medications sold by mainstream pharmaceutical companies. Should cannabis displace other drugs or products, the medical cannabis industry could face a material threat from the pharmaceutical industry, which is well-funded and possesses a strong and experienced lobby. Any inroads the pharmaceutical, or any other potentially displaced, industry or sector could make in halting or impeding the cannabis industry could have a detrimental impact on the company’s business.

The company operates in an evolving industry.

If the legal cannabis industry develops more slowly than the company expects, its operating results and growth prospects could be harmed. in addition, the company’s future growth depends on the growth of the legal cannabis industry. The legal cannabis industry is a relatively new and rapidly evolving industry, making the company’s business and prospects difficult to evaluate. If new developments in the legal cannabis industry occur, particularly new laws or regulations or adverse interpretations of existing laws and regulations, technologies or if the company is unable to successfully compete with current and new competitors, its business will be harmed, and it may not be able to survive. The growth and profitability of this industry, as it exists today, and the level of demand and market acceptance for the company’s products, are subject to a high degree of uncertainty. The company believes that the continued growth of legal cannabis industry will depend on many factors, some of which cannot be foreseen at present. This nascent industry may develop more slowly than the company expects, which could adversely impact the company’s operating results and its ability to grow its business.

The judiciary may adversely affect the implementation of medical and recreational marijuana laws and regulations negatively impacting the company’s revenues and profits.

Judicial interpretation of various state and federal laws related to cannabis could have a significant effect on the company and its business. For example, in the recent past, the U.S. Supreme Court declined to hear a case brought by San Diego County, California that sought to establish federal preemption over state medical marijuana laws after the preemption claim was rejected by every court that reviewed the case, including the California 4th District Court of Appeals who wrote in its unanimous ruling, “Congress does not have the authority to compel the states to direct their law enforcement personnel to enforce federal laws.” However, in another case, the U.S. Supreme Court held that, as long as the federal Controlled Substance Act contains prohibitions against marijuana, under the Commerce Clause of the United States Constitution, the United States may criminalize the production and use of homegrown cannabis even where states approve its use for medical purposes. The inconsistencies of judicial rulings from court to court, and from state court to federal court, creates an atmosphere of uncertainty for the cannabis industry. Should judicial rulings occur that directly or indirectly prohibits or limits the ability of the company to cultivate, process and sell cannabis, or that prohibit the sale or purchase or cannabis related products by others, the company’s business and your investment could be significantly affected.

The company may be exposed to volatility of agricultural commodities.

The company’s suppliers use certain agricultural commodities in the manufacturing of their products. Commodity markets are volatile and unexpected changes in commodity prices can reduce the company’s profit margin and make budgeting difficult. Many factors can affect commodity prices, including but not limited to political and regulatory changes, weather, seasonal variations, technology and market conditions. Some of the commodities used by the company may not be easily substituted. Any of such events or occurrences could have a material adverse effect on the company’s financial results and on your investment.

The company may be harmed by any oversupply of cannabis in the marketplace.

Because the legal cannabis industry is in its infancy and because of other factors, it is possible that the marketplace will face an oversupply of products that could drastically reduce the company’s ability to sell its products, and the ability for the company to charge what it desires to charge for its products. If any oversupply of cannabis occurs in the same marketplace that the company is attempting to sell and distribute its products, the company may not be able to sell its products at all, or may be forced to sell far less of its products than it plans to do. Furthermore, the company may have to reduce its prices for its products if an oversupply occurs in the marketplace. Any of such events or occurrences could have a material adverse effect on the company’s financial results and on your investment.

For example, it has been widely reported that in 2018, Oregon’s legal marijuana producers grew more than twice as much cannabis as was legally consumed, leading to an oversupply at dispensaries and wholesale distributors. Such an oversupply in Oregon has led to concerns that high supply will lead to falling prices, and that the state government will take action to push down supply by increasing producer license fees, limiting the maximum amount of cannabis grown in the state, or capping the number of licenses temporarily or permanently. Should such an oversupply occur in the markets the company sells in, or plans to sell in, similar concerns of falling prices, government action to push down supply by increasing license fees, government action to limit the maximum amount of cannabis grown in the state, or government action to cap the number of licenses temporarily or permanently issued could have a material adverse effect on the company, and on your investment.

Government and other campaigns and laws could reduce demand for cannabis products.

Government-sponsored campaigns and campaigns by other third parties against cannabis use, licensing reforms relating to the cultivation of cannabis, and the manufacture and sale of cannabis products, may reduce demand for the company’s products and any change in any state, local, federal or international cannabis legislation or regulation and other legislation or regulation could have an impact upon present and future products which the company may produce, which could have a material adverse effect on the company’s financial results and on your investment.

The health effects of cannabis-related products remains unknown due to lack of long-term studies.

At present, the positive and negative short-term and long-term effects on the human mind and body of cannabis, hemp, THC, CBD and other cannabis and hemp related components have not been conclusively studied. In addition, the positive and negative short-term and long-term effects on the human mind and body of smoking, vaping and other means of using or ingesting cannabis, hemp, THC, CBD and other cannabis and hemp related components have not been conclusively studied. Some individuals and entities believe that there may be negative effects on the human mind and body from the use of cannabis, hemp, THC, CBD, cannabis and hemp related components as well as from smoking, vaping and other means of using or ingesting cannabis, hemp, THC, CBD and other cannabis and hemp related components. Should studies confirm these negative effects, or should various governments, institutions, medical groups, consumer groups or others publicize these negative effects, whether accurate or not, it could lead to new legislation or other regulatory issues related to the sale of cannabis and hemp. Such other regulatory issues could have a material adverse effect on the company’s business. Legislation or additionally, negative press or negative public opinion relating to human health issues related to cannabis, hemp, THC, CBD, cannabis and hemp related components or relating to smoking, vaping and other means of using or ingesting cannabis, hemp, THC, CBD and other cannabis and hemp related components, could have a material adverse effect on the company’s business.

Risks related to the Offering

Investing is inherently risky and there is no guarantee of a return on investment.

There is no assurance that you will realize a return on your investment or that you will not lose your entire investment. You should carefully read this offering circular and all exhibits and referenced materials and should consult with your own attorney and business advisor prior to making any investment decision.

An investment in the company’s shares could result in a loss of your entire investment.

An investment in the company’s Shares offered in this Offering involves a high degree of risk and you should not purchase the Shares if you cannot afford the loss of your entire investment. You may not be able to liquidate your investment for any reason in the near future.

If you invest, you will be considered a “Financial Interest” holder under California laws and regulations.

If you invest in the company, you will be considered a “financial interest” holder under various California laws and regulations, and thus your name and other personal information must be disclosed by the company to various California regulatory agencies. In order to invest in the company, you will have to provide the following information which the company will, in turn, have to provide to various regulatory agencies in California in order to comply with certain laws and regulations: your name, birthdate, social security number or tax identification number and your government-issued identification type and number. As a financial interest holder, your name and other information will be listed on various applications for licensure for the company, for example. While the company will use its best efforts to protect your private information, the company has no control over the information once it passes it along to the various California agencies. It is also possible that other states or jurisdictions may impose similar or other requirements, on you as an investor in a cannabis related company, and that you may have to assist the company in providing information, including personal information, to other governmental authorities, or others.

The company has sole discretion over its use of net proceeds in this offering.

The company has sole discretion over the net proceeds of this offering. There can be no assurance that management’s use of proceeds generated through this offering will prove optimal or translate into revenue or profitability for the company. You should review the documentation and consult “Use of Proceeds” and also consult with your attorneys, accountants and personal investment advisors prior to making any decision to invest in the company.

The company may undertake additional equity or debt financing that may dilute the shares in this Offering.

The company may undertake further equity or debt financing, which may be dilutive to existing shareholders, including you, or result in an issuance of securities whose rights, preferences and privileges are senior to those of existing shareholders, including you, and also reducing the value of Shares subscribed for under this offering.

There is no current market for any of our Common Shares.

There is no formal marketplace for the resale of our Common Shares. Shares may be traded on the over-the-counter market to the extent any demand exists. Investors should assume that they may not be able to liquidate their investment for the foreseeable future.

The offering price for the shares has been determined by the company in its sole discretion.

The price at which the shares are being offered has been arbitrarily determined by the Company. There is no relationship between the offering price and the company’s assets, book value, net worth, or any other economic or recognized criteria of value. Rather, the price of the shares was derived as a result of internal decisions based upon various factors including prevailing market conditions, the company’s future prospects and needs, and the company’s capital structure and its management’s expertise. These prices do not necessarily accurately reflect the actual value of the shares or the price that may be realized upon disposition of the shares, or at which the shares might trade in a marketplace, if one develops.

The subscription agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of Delaware, regardless of convenience or cost to you, the investor.

In order to invest in this offering, investors agree to resolve disputes arising under the subscription agreement in state or federal courts located in the State of Delaware, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. You will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder. This forum selection provision may limit your ability to obtain a favorable judicial forum for disputes with us. Alternatively, if a court were to find the provision inapplicable to, or unenforceable in an action, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.

Investors in this offering will be bound by the subscription agreement, which includes a provision under which investors waive the right to a jury trial of any claim they may have against the company arising out of or relating to the agreement, including any claims made under the federal securities laws. By signing the agreement, the investor warrants that the investor has reviewed this waiver with his or her legal counsel, and knowingly and voluntarily waives the investor’s jury trial rights following consultation with the investor’s legal counsel.

If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Delaware, which governs the agreement, by a federal or state court in the State of Delaware. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement. You should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement.

If you bring a claim against the company in connection with matters arising under the agreement, including claims under the federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the company. If a lawsuit is brought against the company under the agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if the jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by any holder of the company’s securities or by the company of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

In addition, when the shares are transferred, the transferee is required to agree to all the same conditions, obligations and restrictions applicable to the shares or to the transferor with regard to ownership of the shares, that were in effect immediately prior to the transfer of the shares, including but not limited to the subscription agreement.

Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment.

Investors in this offering have the option of paying for their investment with a credit card, which is not usual in the traditional investment markets. Transaction fees charged by your credit card company (which can reach 5% of transaction value if considered a cash advance) and interest charged on unpaid card balances (which can reach almost 25% in some states) add to the effective purchase price of the shares you buy. See “Plan of Distribution”. The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. Using a credit card is a relatively new form of payment for securities and will subject you to other risks inherent in this form of payment, including that, if you fail to make credit card payments (e.g. minimum monthly payments), you risk damaging your credit score and payment by credit card may be more susceptible to abuse than other forms of payment. Moreover, where a third-party payment processor is used, as in this offering, your recovery options in the case of disputes may be limited. The increased costs due to transaction fees and interest may reduce the return on your investment.

The Commission’s Office of Investor Education and Advocacy issued an Investor Alert dated February 14, 2018 entitled: Credit Cards and Investments – A Risky Combination, which explains these and other risks you may want to consider before using a credit card to pay for your investment.

DILUTION

Dilution means a reduction in value, control, or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

The following table compares the price that new investors are paying for their shares with the effective cash price paid within the last year by existing shareholders.

Dilution Table

Class of Securities	Dates Issued	Issued Shares	Potential Shares	Total Issued & Potential Shares	Effective Cash Price per Share
Common Stock(1)	2023	3,000,000	–	3,000,000	$0.00
			–
Total Common Share Equivalents		3,000,000	–	3,000,000	$0.00

Investors in this Offering
Common Stock (2)		–	2,000,000	2,000,000	$10.00

Total after Inclusion of this Offering		3,000,000	2,000,000	5,000,000	$4.00

(1)	Includes shares issued to South Cord for no consideration other than the par value of the shares.
(2)	Assumes a fully subscribed offering.

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2022 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

●	In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

●	In June 2023 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the company has issued (and may issue in the future, and the terms of those notes).

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

PLAN OF DISTRIBUTION

The Company is offering up to 2,000,000 shares of Common Stock on a “best efforts” basis at a price of $10.00 per share under this Offering Statement, of which this Offering Circular is a part. We intend for this offering to continue for up to one year following qualification by the SEC, or until sooner terminated by the company. There is no minimum investment required to be received by the company in order to close on any investment.

The company has engaged Dalmore Group, LLC as the broker/dealer of record, but not for underwriting or placement agent services. Dalmore Group, LLC is under no obligation to purchase any securities or arrange for the sale of any specific number or dollar amount of securities.

Commissions and Discounts

The following table shows the total discounts and commissions payable to the placement agents in connection with this offering:

Public Offering Price	$10.00
Placement Agent Commission	$0.10
Proceeds, before expenses, to us	$9.90

Other Terms

Dalmore Group, LLC has also agreed to perform the following services in exchange for the compensation discussed above:

●	Review investor information, including KYC (Know Your Customer) data, perform AML (Anti-Money Laundering) and other compliance background checks, and provide a recommendation to the Company whether or not to accept investor as a customer of the Company;

●	Review each investors subscription agreement to confirm such Investors participation in the offering, and provide a determination to the Company whether or not to accept the use of the subscription agreement for the Investors participation;

●	Contact and/or notify the issuer, if needed, to gather additional information or clarification on an investor;

●	Not provide any investment advice nor any investment recommendations to any investor;

●	Keep investor details and data confidential and not disclose to any third-party except as required by regulators or in our performance under this Agreement (e.g. as needed for AML and background checks);

●	Coordinate with third party providers to ensure adequate review and compliance.

In addition to the commission described above, the company will also pay a one-time advance payment for out-of-pocket expenses of $5,000. The advance payment will cover expenses anticipated to be incurred by the firm such a preparing the FINRA filing, due diligence expenses, working with the company’s SEC counsel in providing information to the extent necessary, and any other services necessary and required prior to the approval of the offering. Dalmore Group will refund a portion of the payment related to the advance to the extent it was not used, incurred or provided to the Company.

The company has also engaged Dalmore as a consultant to provide ongoing general consulting services relating to the Offering such as coordination with third party vendors and general guidance with respect to the Offering. The company will pay a one-time Consulting Fee of $20,000 for these services.

Assuming the full amount of the offering is raised, we estimate that the total fees and expenses of the offering payable by the Company to Dalmore Group, LLC will be approximately $225,000 in cash.

Selling Security holders

No securities are being sold for the account of security holders; all net proceeds of this offering will go to the Company.

Transfer Agent and Registrar

The company will hire a transfer agent to maintain shareholder information on a book-entry basis. We will not issue shares in physical or paper form. Instead, our shares will be recorded and maintained on our shareholder register.

Subscription Procedure

After the Offering Statement has been qualified by the Commission, the Company will accept tenders of funds to purchase the Common Stock. The Company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date), provided that the minimum offering amount has been met. Investors may subscribe by tendering funds via wire, ACH, or debit only, checks will not be accepted. Upon closing, funds tendered by investors will be made available to the Company for its use.

The minimum investment in this offering is $1,000 or 100 shares of Common Stock.

Provisions of Note in Our Subscription Agreement

Forum Selection Provision

The subscription agreement that investors will execute in connection with the offering includes a forum selection provision that requires any claims against the Company based on the agreement to be brought in a state or federal court of competent jurisdiction in the State of California, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. To the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The Company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the Company. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Investors will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder.

USE OF PROCEEDS TO ISSUER

The table below sets forth our estimated use of proceeds from the Common Stock being offered in this offering circular, presented in four scenarios of how much we are able to sell in this best efforts off offering of up to 2,000,000 shares of Common Stock. Offering Expenses is an approximate value that includes the 1% commission payable to Dalmore Group, LLC, professional fees for legal and accounting services, printing services for EDGARization of the Offering Statement, and marketing of the Offering.

	25% of Maximum Offering Amount	50% of Maximum Offering Amount	75% of Maximum Offering Amount	Maximum Offering Amount
Gross Offering Proceeds	$5,000,000	$10,000,000	$15,000,000	$20,000,000
Less:
Estimated Offering Expenses	150,000	200,000	250,000	300,000
Estimated Net Offering Proceeds	$4,850,000	$9,800,000	$14,750,000	$19,700,000

Principal Uses of Net Proceeds
Location Licensing & Acquisition	$3,500,000	$7,000,000	$10,500,000	$14,000,000
Retail Start-up Costs	5,00,000	1,000,000	1,500,000	2,000,000
Legal & Accounting	250,000	500,000	750,000	1,000,000
Sales & Marketing	250,000	500,000	750,000	1,000,000
Mobile App & Technology Development	75,000	150,000	225,000	300,000
Miscellaneous & Contingency	275,000	650,000	1,025,000	1,400,000
Total Use of Proceeds	$4,850,000	$9,800,000	$14,750,000	$19,700,000

Because the offering is a “best efforts” offering, we may close the offering without sufficient funds for all the intended purposes set out above, or even to cover the costs of this offering.

The company reserves the right to change the above use of proceeds if management believes it is in the best interests of the company.

THE COMPANY’S BUSINESS

Overview

The company is a newly formed Delaware corporation formed on July 20, 2023 that intends to operate retail cannabis dispensaries in California. The company is seeking out, and has identified, licenses of non-operational cannabis dispensaries that it intends to acquire. Once acquired, the company will open the dispensary associated with the license.

The company is currently wholly owned by South Cord Holdings LLC, a California limited liability company, which has been operating in the cannabis retail markets for 5 years in the state of California under the brand Catalyst Co. (“Catalyst Cannabis Co.”). While the company’s cannabis dispensaries will operate independently from Catalyst Cannabis Co., the company will benefit from the experience of its officers and directors in this industry.

License Acquisition Process

The cannabis market in California is a highly regulated industry, a main feature of which is California’s dual-licensing system. Under California’s dual-licensing system, a prospective cannabis business is required to obtain a city, county, or city and county license, permit, or other authorization, before a business can apply for a state license with the California Department of Cannabis Control (“DCC”). Although the DCC has established procedures for obtaining a cannabis license, the statutory and regulatory framework grants every city, county, or city and county, the right to allow or disallow the establishment of a cannabis dispensary within its jurisdiction. In addition, local jurisdictions have the authority to establish strict parameters for the establishment of a cannabis dispensary, including: (i) the number of licenses, (ii) zoning restrictions, (iii) security requirements, (iv) application procedures, and (v) transfer restrictions. These local regulatory requirements are often stricter than the those established by the DCC – and typically result in fewer opportunities to obtain a license.

Medicinal and Adult-Use Cannabis Regulation and Safety Act (“MAUCRSA”) established California’s regulatory system to govern the medical and adult-use cannabis industry and went into effect on January 1, 2018. In a study conducted in February 2023, the DCC found that 61% of cities and counties in California continue to prohibit the establishment of any cannabis retail business – and, as of March 1, 2023, only 1,018 Type-10 Storefront Retailer licenses have been issued by DCC, which is roughly 2.6 Type 10 - Storefront Retailer licenses per 100,000 Californians. Although MAUCRSA went into effect over 5 years ago, California’s dual-licensing system has limited the availability of dispensary licenses throughout California, which makes a dispensary license a valuable commodity regardless of whether a dispensary is operational.

In addition, most cities and counties that permit the operation of a cannabis retail business generally limit the number of licenses. At this time, the cities and counties that have undergone the process of issuing dispensary licenses have likely issued all available licenses to qualified applicants for the respective jurisdiction. As such, any person or group seeking to acquire a dispensary license must either: (i) purchase the license from a successful applicant or current operator, or (ii) apply for, and be awarded, a license in a city or county that has made licenses available to the public.

Notably, the purchase of a cannabis retail license in a desirable jurisdiction requires paying a substantial premium over the cost of being awarded a license from the issuing jurisdiction. For that reason, applying for, and being awarded, a dispensary license continues to be a cost-effective means of obtaining a license. However, applying for dispensary license is a difficult, time-consuming, and unpredictable process, which requires: (i) identifying cities or counties that have initiated the application process for the issuance of dispensary licenses; (ii) securing the rights to lease or purchase a property that is within the strict zoning standards for the proposed use; (iii) working with local community organizations to garner support for the proposed business; (iv) diligently reviewing the scoring criteria (if merit-based) and tailoring the business plan accordingly; and, (v) being selected among a pool of highly qualified applicants to be awarded a cannabis license.

Our affiliate, Catalyst Cannabis Co., has primarily expanded by acquiring dispensary licenses directly from a city or counties application process. For that reason, Catalyst Cannabis Co. has developed a team of professionals tasked with identifying, applying for, and being awarded new licensing opportunities as those opportunities arise which we intend to utilize under the terms of our consulting services and licensing agreement.

In the future, some of the dispensary licenses to be acquired by the company will have either been awarded to Catalyst Cannabis Co. by a city or county government or are expected to be awarded to Catalyst Cannabis Co. While there is no current agreement in place to acquire any of the newly issued licenses, the Company and Catalyst Cannabis Co. are in discussions for the possible acquisition of such licenses.

Target Jurisdictions

We have identified the following licensing opportunities that we intend to apply for and develop by leveraging the experience of Catalyst Cannabis Co. through our consulting and licensing agreements:

City of Santee, California

Santee is a suburban city in San Diego County, California, with a population of 60,037 at the 2020 census. Although it is a part of the East County region, Santee is located just 18 miles from the Pacific Ocean.

On August 10, 2022, Santee City Council approved an amendment to its ordinances to regulate cannabis businesses. Pursuant to the amended ordinance, Santee shall only issue up to four (4) cannabis dispensary licenses. Although the City has not finalized details of the application, Catalyst Cannabis Co. has secured the right to occupy 8625 Cuyamaca St, Santee, CA 92071, which is expected to meet the City’s zoning requirements for cannabis retail use, and which is freely assignable by Catalyst Cannabis Co. Under the terms of the consulting services agreement between the company and South Cord Management LLC filed as an exhibit to this offering statement, the company shall have the right to have Catalyst Cannabis Co. assign its right to occupy 8625 Cuyamaca St, Santee, CA 92071 to the company.

Santee’s large population and limitation on the number of dispensary operators makes a Santee dispensary license a valuable commodity. In addition, the City of San Diego, which directly neighbors Santee, has only permitted a maximum of thirty-six (36) cannabis retail licenses to service a population of over 1.3 million. As such, a dispensary license in a jurisdiction neighboring San Diego may benefit from customers seeking a new cannabis outlet for a seemingly underserviced market.

City of San Diego, California

San Diego is a city located immediately adjacent to the Mexico-United States border and is the seat of San Diego County, California. San Diego has a population of 1,386,932 as of the 2020 census and is the eight-most populous city in the United States.

The City of San Diego was among the first municipalities to allow for the retail sale of cannabis within its jurisdiction. At that time, the City limited the number of cannabis retail licenses to thirty-six (36) and, as of June 2023, thirty-three (33) licenses have been issued with only twenty-four (24) retailers being operational.

On October 11, 2022, San Diego City Council unanimously adopted the final Cannabis Equity Assessment to begin the process of establishing a framework to make cannabis retail licenses available to qualified social equity candidates. Pursuant to this program, the City will increase the number of available retail licenses anywhere between eighteen (18) to thirty-six (36). Furthermore, it is expected that City Council will modify its zoning laws to allow for licensed cannabis retail operations in more desirable locations.

San Diego’s large population and limitation on the number of dispensary operators makes a San Diego license a valuable commodity. It follows that the opportunity to obtain a newly issued retail license in San Diego with more lenient zoning rules can add substantial value to a qualified retailer.

County of San Diego, California

San Diego County is a County in the southwestern corner of California. As of the 2020 census, the population in the County was 3,298,634, making it California’s second-most populous county and the fifth-most populous county in the United States. Located immediately adjacent to the Mexico-United States border and is the seat of San Diego County, California. San Diego has a population of 1,386,932 as of the 2020 census and is the eight-most populous city in the United States. From north to south, San Diego County extends from the southern borders of Orange and Riverside Counties to the Mexico-U.S. border and Baja California municipalities of Tijuana and Tecate. From west to east, San Diego County stretches from the Pacific Ocean to its boundary with Imperial County.

In January 2021, the San Diego County Board of Supervisors directed County staff to develop the Socially Equitable Cannabis Program, which will allow for a suite of commercial medicinal and adult-use cannabis operations in the unincorporated area of San Diego County. Although the program is still in early developments, the County of San Diego is expected to begin the application process mid to late 2024.

The total land area of San Diego County is 3,942 square miles, the majority of which is made part of the unincorporated area of San Diego County. Although the majority of San Diego County’s population resides in incorporated municipalities, the size and scope of the County’s unincorporated areas opens up an opportunity to obtain a dispensary license near underserved populations centers and incorporated municipalities that currently prohibit the sale of cannabis within its jurisdiction, which makes obtaining a dispensary license within the unincorporated area of San Diego County a valuable commodity.

City of Oceanside, California

Oceanside is a city on the South Coast of California, located in San Diego County. Oceanside has a population of 174,068 as of the 2020 census. In addition, Oceanside is conveniently located near the I-5 freeway.

On April 11, 2018, Oceanside City Council adopted a series of ordinances allow for commercial and medical cannabis businesses (excluding storefront dispensaries) in specific industrial and agricultural zoning districts subject to the issuance of the required licensing and permit approvals. More recently, On November 1, 2023, Oceanside City Council directed City staff to include two cannabis dispensary licenses in the City’s Cannabis Program and is expected to formally amend its municipal code and zoning ordinances, as well as adopt application procedures by Summer 2024.

Notably, Oceanside borders one other City that the operation of a cannabis dispensary, which provides a cannabis retail operator in Oceanside the opportunity to attract sales from neighboring cities. This feature, combined with the strict limitation of licenses within Oceanside makes a Oceanside retail cannabis business permit a valuable asset.

County of Los Angeles, California

Los Angeles County is the most populous county in the United States, with 9,861,224 residents as of the 2020 census. Located immediately adjacent to the Mexico-United States border and is the seat of San Diego County, California. Its population exceeds that of 40 individual states and comprises of 88 incorporated cities and numerous unincorporated areas within a total area of 4,083 square miles.

Currently, all commercial cannabis activity is prohibited in the unincorporated areas of Los Angeles County, including cultivation, manufacturing, distribution, testing and retail sale of both medical and adult-use cannabis. However, in December 2021, Los Angeles County’s Office of Cannabis Management published its recommendation on how Los Angeles County may proceed with licensing cannabis businesses and to establish a regulatory framework. Although the recommendation has not yet been approved by the Los Angeles County Board of Supervisors, the Office of Cannabis Management has continued to hold community meetings intended to shape the County’s future Equity Program. Catalyst Cannabis Co. is actively involved with Office of Cannabis Management in an effort to shape the cannabis program. Although the program is still in the early stages of development, Catalyst Cannabis Co. is prepared to move quickly in the event Los Angeles County decides to move forward with licensing.

Although the majority of Los Angeles County’s population resides in incorporated municipalities, the size and scope, and geographic location of the County’s unincorporated areas opens up an opportunity to obtain a dispensary license near underserved populations centers and incorporated municipalities that currently prohibit the sale of cannabis within its jurisdiction, which makes obtaining a dispensary license within the unincorporated area of Los Angeles County a valuable commodity.

We have also identified the following licenses that Catalyst Cannabis Co. has secured or is likely to secure which we would like to acquire for the company, however the company and Catalyst Cannabis Co. have not entered into any definitive agreements to date:

City of Lynwood, California

Lynwood is a city in Los Angeles County, California, which had a total population of 69,772 (2010 consensus) and is located near South Gate and Compton in the central portion of the Los Angeles Basin. In addition, Lynwood’s city limits extend north and south of the highly traversed I-105 highway, and east and west of the I-710 highway.

On July 18, 2023, the City Council of the City of Lynwood conducted the review of eight (8) retail cannabis business permit applications for consideration and approved a total of three (3) retail cannabis business permits, including one for Catalyst – Lynwood LLC, an entity owned and controlled by Catalyst Cannabis Co. or its affiliates. Catalyst – Lynwood LLC is currently in the process of securing all additional government permits, including building and occupancy permits, to operate a cannabis dispensary business at 5110-5116 E Imperial Hwy, Lynwood, CA 90262. Catalyst – Lynwood LLC has not begun operations to date.

Additionally, nearly all Lynwood’s neighboring cities prohibit the operation of a cannabis dispensary, which provides a cannabis retail operator in Lynwood the opportunity to attract sales from residents outside of Lynwood. This feature, combined with Lynwood’s central location, makes a Lynwood retail cannabis business permit a valuable asset.

City of Hawthorne, California

Hawthorne is a city in the Los Angeles metropolitan area, located in southwestern Los Angeles County, California. As of the 2020 US census, Hawthorne had a population of 88,083. Hawthorne is part of a seventeen-city region commonly called the South Bay, which is an area bounded by the Pacific Ocean on the south and west and generally by the City of Los Angeles on the north and east. In addition, Hawthorne is conveniently located near the I-405 and the I-105 highways.

On November 8, 2022, the City Council of the City of Hawthorne voted to adopt the ordinance allowing commercial cannabis business, including up to six (6) retail businesses, and began accepting application submittals between December 19, 2022, and January 19, 2023. The city conducted its the review of twenty (20) eligible applicants and, on March 22, 2023, announced that Catalyst – Hawthorne LLC, an entity owned and controlled by Catalyst Cannabis or its affiliates, was eligible to receive a cannabis retail, distribution, delivery, and on-site consumption license. Catalyst – Hawthorne LLC is currently in the process of securing all additional government permits, including building and occupancy permits, to operate the cannabis business at 14155 S Crenshaw Blvd., Hawthorne, CA 90250. Catalyst – Hawthorne LLC has not begun operations to date.

Additionally, all Hawthorne’s neighboring cities prohibit the operation of a cannabis dispensary, which provides a cannabis retail operator in Hawthorne the opportunity to attract sales from residents of the South Bay. This feature, combined with Hawthorne’s central location, makes a Hawthorne retail cannabis business permit a valuable asset.

City of Lancaster, California

Lancaster is a charter city in northern Los Angeles County, in the Antelope Valley of the western Mojave Desert in Southern California. As of the 2020 census, the population was 173,516, making Lancaster the 153rd largest city in the United States and the 30th largest in California.

On or around May 11, 2021, the City Council of the City of Lancaster approved an ordinance to allow commercial cannabis businesses to operate in the Lancaster but reserved for the City Manager and City Mayor the authority to limit the issuance of cannabis retail licenses. In order to obtain a cannabis business license in Lancaster, a person or group must first obtain a conditional use permit for the proposed location and a cannabis retail license issued by the City. On November 17, 2023, Catalyst – Lancaster LLC, an entity owned and controlled by Catalyst Cannabis and its affiliates, obtained a conditional use permit to conduct cannabis retail sales at 42020 4th Street East, Lancaster, CA 93535. Catalyst – Lancaster LLC is currently in the process of securing all additional permits at the proposed location. Catalyst – Lancaster LLC has not begun operations to date.

Notably, all Lancaster’s neighboring cities prohibit the operation of a cannabis dispensary and, according to Weedmaps, the closest licensed retail dispensary outside of Lancaster is over 40 miles away. As such, cannabis retail operators in Lancaster can service both residents of Lancaster and residents of any nearby city, which makes a Lancaster dispensary license permit a valuable asset.

City of Stockton, California

Stockton is a city in and the county seat of San Joaquin County in the Central Valley of California. As of the 2020 census, the population was 320,804, making Stockton as the most populous city in the county, the 11th-most populous city in California and the 58th-most populous city in the United States.

On March 5, 2019, the City Council of the City of Stockton enacting the regulatory program for commercial cannabis businesses and have limited the number of permitted cannabis dispensary businesses to fourteen (14). Cannabis retail permits are awarded through an annual lottery system, where two lottery winners will be awarded the right to submit applications for the requisite government authorizations. Catalyst Cannabis Co. did not participate in the lottery program. Nevertheless, Catalyst Cannabis Co. has entered into agreements granting them the right to own and operate a licensed cannabis dispensary at 2521 West Ln., Stockton, CA 95205. Catalyst Cannabis Co. is currently in the process of securing all additional permits at the proposed location. Catalyst Cannabis Co. has not begun operations to date in the city of Santee.

Stockon’s large population and limitation on the number of dispensary operators makes a Santee dispensary license permit a valuable asset.

Relationship with Catalyst Cannabis Co.

Shareholdings

Catalyst Cannabis Co. currently owns all the outstanding shares of the company, and it is expected that Catalyst Cannabis Co. will own at least 66.6% of the outstanding shares of the company after the offering.

Board of Directors

The company’s Board of Directors and Executives also hold important roles at Catalyst Cannabis Co.:

(a)	Elliot Lewis is a founder, managing member, and largest individual shareholder of Catalyst Cannabis Co.

(b)	John Alfred Luessenhop is Catalyst Cannabis Co.’s Chief Financial Officer.

(c)	Anthony Almaz is Catalyst Cannabis Co.’s General Counsel.

(d)	Damien Martin is a founder and special advisor to Catalyst Cannabis Co. Co-Found.

Consulting and Trademark/Licensing Agreement

Since its inception, Catalyst Cannabis Co., and its affiliated entities, have made significant investments toward the development of the infrastructure that supports its growing retail footprint, including: (i) the development and maintenance of a centralized cannabis product distribution facility; (ii) development and maintenance of the “Catalyst” and “Weed for the People” trademarks and brand; and (iii) the development and maintenance of a centralized corporate headquarters for its operations, including accounting, human resources, operations, compliance, marketing and legal departments.

Catalyst Cannabis Co.’s infrastructure has enabled them the opportunity to offer managerial, consulting and IP-licensing services to third-party dispensary owners. Under these arrangements, Catalyst Cannabis Co. and a third-party dispensary owners would enter into a management, consulting and license agreements granting Catalyst Cannabis Co., and its affiliates, the right to manage the dispensary as a “Catalyst”-branded dispensary on behalf of the third-party dispensary owner in exchange for a fee.

Consulting Agreement

The company and South Cord Management LLC, a California limited liability company (Catalyst Cannabis Co.’s wholly-owned subsidiary) entered into consulting agreement on January 25, 2023 pursuant to which the company will retain Catalyst Cannabis Co. as an independent contractor tasked with assisting in the company’s efforts in procuring cannabis dispensary licenses and providing services necessary for the operation of a dispensary in exchange for a fee. Under the consulting agreement, Catalyst Cannabis Co.’s will: (i) identify counties and municipalities that are expected to issue cannabis dispensary licenses; (ii) analyze and report any material information related to the cannabis licensing program in the upcoming jurisdictions; (iii) take all reasonably necessary steps on behalf of the company to position the company as a competitive applicant, and (iv) work with the company’s other third-party contractors to the extent necessary to obtain a cannabis dispensary license in those jurisdictions. In the event the company is awarded a cannabis dispensary license, Catalyst Cannabis Co. is expected to provide services necessary for the development and operation of a “Catalyst”-branded dispensary including, but are not limited to: (i) assisting the company in establishing a legally compliant “Catalyst”-branded dispensary; (ii) organize and maintain the company’s books and records; (iii) coordination with regulatory agencies to maintain compliance with applicable laws; and (iv) the hiring and retention of key personnel for the dispensary operations.

Under the terms of the agreement, the company retains for itself the have final decision-making authority on all actions impacting the company. The term of the consulting services agreement began on January 25, 2023 and is set to expire on the third (3rd) anniversary, which shall automatically renew for additional three (3) year periods unless otherwise terminated in accordance with the terms of the agreement. Finally, as compensation for the services rendered under the agreement, South Cord Management LLC shall retain an amount equal to one percent (1%) of the monthly gross revenue of any retail dispensary owned by the company and made part of the agreement.

Licensing Agreement

Contemporaneously with the execution of the consulting services agreement, the company and South Cord Holdings LLC entered into a master trademark and licensing agreement. Under the agreement, South Cord Holdings LLC granted the company the right to use the “Catalyst” and “Weed for the People” trademarks at any retail dispensary owned, operated, or controlled by the company in exchange for a one percent (1%) of the gross revenue of the monthly gross revenue of any retail dispensary owned by the company using the “Catalyst” trademarked name. The licensing agreement runs parallel to the consulting services agreement and shall terminate or expire along the expiration or termination of the consulting services agreement.

We believe these contractual agreements add significant value to the company. First, rather than building the necessary infrastructure to sustain on-going business operations, the company can leverage Catalyst Cannabis Co.’s current infrastructure at a reduced cost. Second, rather than investing in a new brand in a relatively mature market, the company’s dispensaries will benefit from immediate brand awareness using the “Catalyst” and “Weed for the People” trademarks. Finally, the company would also benefit from Catalyst Cannabis Co.’s centralized distribution system, which would allow the company to supply its dispensaries with cannabis products on favorable terms, and at prices that are at, or below, what it could otherwise obtain as a newly established business.

Market Opportunity

The legal cannabis industry’s economic impact in the United States continues to grow exponentially. According to New Frontier Data, the U.S. market for legal cannabis is expected to grow to $41 billion by 2025 (from $13.2 billion in 2019). The California market represents the largest market in the U.S. Forbes reported in January 2021 that California legal sales of cannabis-based products hit $4.4 billion based on information provided by MJBizDaily’s Industry Factbook. Further, the growth in legal sales will continue to expand as licensing and law enforcement steadily erode the illegal market share. California’s legal cannabis market is on track for rapid growth and it is estimated that 40% to 45% of its sales are delivery-based.

Competitive Position

Market Needs

Cannabis buyers’ needs vary widely from safe and effective medicine to stimulating recreational options. The company is committed to meeting the full range of cannabis consumer needs, including ailment-specific strains for chronic disease sufferers as well as convenient, high quality and consistently dosed recreational products.

With this in mind, there are a few “needs” that all medical and most recreational clients have. These common needs, and solutions that the company will offer: (1) consistent and high-quality cannabis products from licensed vendors; (2) a range of products, such as cannabis-infused edibles, beverages, flower, concentrates, topical ointments; (3) access to staff capable of identifying which products would suit the needs of the consumer; (4) comprehensive education about medical cannabis; and (5) access to medical grade cannabis products from a licensed vendor.

Marketing Strategy

Consistent with our “Weed for the People” mission and business model, the company will focus on delivering “Fire Weed at Fire Prices”. In other words, the company’s primary marketing tactics and procedures are to focus on getting our customers the best product for the lowest price possible and setting the standard on how to build a community-oriented cannabis business. More specifically, the Company focuses on providing value to our customers through community building and events instead of spending exorbitant amounts of money on marketing and then charging higher prices to make up for it. As a result, the company’s marketing will focus on building a culture of customers, brands, employees, and industry leaders that share the same goal of pushing this industry forward in a positive way and becoming the #1 cannabis business in the hearts and minds of the community through marketing efforts that focus on local events, social media, pricing, community outreach, and brand partnerships.

Competitive Analysis

At this time, the medical and recreational cannabis industry is quite new, and still developing. The industry is characterized by a highly fragmented landscape, and only a few major players have yet emerged. The majority of industry operators are independent, resulting in a very low market share concentration.

Competitive Advantage and Company Strengths

The company’s management have extensive experience in operating cannabis retail shops throughout California. In addition, the have experience with the competitive bidding process to obtain local licenses to operate cannabis dispensaries and the company currently has won bids with respect to specific locations and has several leads and verbal commitments for others.

Subsidiary Structure

The company will organize wholly-owned subsidiaries for each retail location. While each location will still be managed by the company indirectly, the assets and liabilities associated with a particular retail location will be confined to that location. In the future, our financial statements will show the consolidated results of the company and its wholly-owned subsidiaries.

Applicable Regulation

California

In California, regulation of cannabis is conducted by the Department of Cannabis Control. Under California law, all commercial cannabis activity must be licensed by the state. Licenses must comply with state and local requirements to maintain that license. Certain activities regulated by the state include:

-	Limited operating hours of 6:00am to 10:00pm;

-	Verification of customer age as 21 and over for recreational products (18 or older for medical use);

-	Which products and merchandise can be sold.

Every municipality also can be stricter than state requirements.

Federal Law

Federal Enforcement of Cannabis Laws

Cannabis remains illegal under federal law, and any change in the enforcement priorities of the federal government could render the company’s current and planned future operations unprofitable or even prohibit such operations. The company is dependent on state laws and regulations pertaining to the cannabis industry, particularly the laws of the state of California.

The United States federal government regulates drugs through the Controlled Substances Act which places controlled substances, including cannabis, on one of five schedules. Cannabis is currently classified as a Schedule I controlled substance, which is viewed as having a high potential for abuse and having no currently accepted medical use in treatment in the United States. No prescriptions may be written for Schedule I substances, and such substances are subject to production quotas imposed by the United States Drug Enforcement Administration. Because of this, doctors may not prescribe cannabis for medical use under federal law, although they can recommend its use under the First Amendment.

Currently, 33 U.S. states and the District of Columbia allow the legal use of some form of cannabis. Such state laws are in conflict with the federal Controlled Substances Act, which makes cannabis use and possession illegal at the federal level. Because cannabis is a Schedule I controlled substance, however, the development of a legal cannabis industry under the laws of these states is in conflict with the Controlled Substances Act, which makes cannabis use and possession illegal on a national level. The United States Supreme Court has confirmed that the federal government has the right to regulate and criminalize cannabis, including for medical purposes, and that federal law criminalizing the use of cannabis preempts state laws that legalize its use.

In light of such conflict between federal laws and state laws regarding cannabis, the administration under President Barack Obama had effectively stated that it was not an efficient use of resources to direct law federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical cannabis. For example, the Department of Justice Deputy Attorney General of the Obama administration, James M. Cole, issued a memorandum (the “Cole Memo”) to all United States Attorneys providing updated guidance to federal prosecutors concerning cannabis enforcement under the Controlled Substances Act. In addition, the Financial Crimes Enforcement Network (“FinCEN”) provided guidelines (the “FinCEN Guidelines”) on February 14, 2014, regarding how financial institutions can provide services to cannabis-related businesses consistent with their Bank Secrecy Act (“BSA”).

On January 4, 2018, the U.S. Attorney General, Jeff Sessions under the Trump Administration, issued a written memorandum (the “Sessions Memo”) to all U.S. Attorneys stating that the Cole Memo was rescinded effective immediately. In particular, Mr. Sessions stated that “prosecutors should follow the well-established principles that govern all federal prosecutions,” which require “federal prosecutors deciding which cases to prosecute to weigh all relevant considerations, including federal law enforcement priorities set by the Attorney General, the seriousness of the crime, the deterrent effect of criminal prosecution, and the cumulative impact of particular crimes on the community.” Mr. Sessions went on to state in the memorandum that given the Justice Department’s well-established general principles, “previous nationwide guidance specific to marijuana is unnecessary and is rescinded, effective immediately.”

On May 15, 2019, Forbes reported that the Trump Administration’s Attorney General William Barr testified during a Senate Appropriations subcommittee that he favors a more lenient, albeit federalist, approach to marijuana laws, preferring for cannabis to be legalized nationwide rather than let states continue to fly in the face of federal prohibition. Forbes also reported that during the Justice Department’s fiscal year 2020 budget request meeting, Attorney General Barr was asked to clarify the federal government’s role in enforcing drug laws in states that have legalized medical and adult use cannabis, and answered that removing the federal government from the situation and allowing the states to set their own cannabis policy would be an improvement over the present scenario, which he referred to as an intolerable conflict between federal and state laws.

On June 20, 2019, Forbes reported that the United States House of Representatives approved a measure to prevent the U.S. Department of Justice from interfering with state marijuana laws, including those allowing recreational use, cultivation and sales. The Forbes article further notes that the proposed law was attached to a large-scale appropriations bill to fund parts of the federal government for fiscal year 2020 and was approved in a floor vote of 267 to 165, a tally that is considered by legalization supporters to be an indication of how much support there is in Congress for more comprehensive and permanent changes to federal marijuana policies.8 The measure, sponsored by Reps. Earl Blumenauer (D-OR), Eleanor Holmes Norton (D-DC) and Tom McClintock (R-CA), would bar the Department of Justice from spending money to prevent states and territories from implementing their own laws that authorize the use, distribution, possession, or cultivation of marijuana. It should be noted that this measure has not been passed on by the U.S. Senate, and has not become law, but is still in the legislative process as of the date of this Offering Circular.

The United States Food & Drug Administration (“FDA”) is generally responsible for protecting the public health by ensuring the safety, efficacy, and security of (1) prescription and over the counter drugs; (2) biologics including vaccines, blood & blood products, and cellular and gene therapies; (3) foodstuffs including dietary supplements, bottled water, and baby formula; and, (4) medical devices including heart pacemakers, surgical implants, prosthetics, and dental devices.

Regarding its regulation of drugs, the FDA process requires a review that begins with the filing of an “Investigational New Drug” (“IND”) application, with follow on clinical studies and clinical trials that the FDA uses to determine whether a drug is safe and effective, and therefore subject to approval for human use by the FDA. The FDA has not approved cannabis, hemp or CBD derived from cannabis or hemp as a safe and effective drug for any indication. As of the date of this filing, we have not, and do not intend to file an IND with the FDA, concerning any of our consumer products that contain CBD derived from cannabis or hemp. Further, our consumer products containing CBD derived from cannabis or hemp are not marketed or sold using claims that their use is safe and effective treatment for any medical condition subject to the FDA’s jurisdiction.

The FDA has concluded that products containing cannabis or hemp derived CBD are excluded from the dietary supplement definition under sections 201(ff)(3)(B)(i) and (ii) of the U.S. Food, Drug & Cosmetic Act, respectively. The FDA’s position is that products containing cannabis or hemp derived CBD are Schedule 1 drugs under the Controlled Substances Act, and so are illegal. Our consumer products containing CBD derived from cannabis or hemp are not marketed or sold as dietary supplements. However, at some indeterminate future time, the FDA may choose to change its position concerning cannabis generally, and specifically products containing cannabis or hemp and CBD derived from cannabis or hemp and may choose to enact regulations that are applicable to such products. In this event, our cannabis or hemp-based products containing CBD may be subject to regulation.

The Biden Administration has changed the environment in Washington and Congress now appears to be advancing banking regulatory approvals and legal cannabis business operations acceptability. The industry is poised for legalization, regulation and growth simultaneously. As of the date of this Offering, however, the current Biden Administration Acting Attorney General, Monty Wilkinson, has not issued statements or guidance on medical cannabis since beginning service as Acting Attorney General on January 21, 2021. Enforcement of U.S. federal laws with respect to cannabis, including cannabis products, continues to remain uncertain.

Potential federal prosecutions could involve significant restrictions being imposed upon the Company or third parties, while diverting the attention of key executives. Such proceedings could have a material adverse effect on the Company’s business, revenues, operating results and financial condition, as well as the Company’s reputation and prospects, even if such proceedings were concluded successfully in favor of the Company. Such proceedings could involve the prosecution of key executives of the Company or the seizure of corporate assets.

The Sale and Purchase of Cannabis-Related Securities

Despite the legalization of cannabis in many states, under United States federal law the Controlled Substance Act classifies cannabis as a Schedule I drug, substance or chemical, and thus makes the production, sale and use of cannabis subject to federal criminal penalties. Despite this, there is no federal law that specifically addresses the sale of cannabis-related securities. The SEC has not promulgated any rules prohibiting the sale of cannabis-related securities. In 2018, the SEC authored an “Investor Alert” that warned consumers about potential scams involving certain fraudulent cannabis-related securities. The SEC Investor Alert does not state, or even allude to, the concept that investing in or selling cannabis-related securities is illegal, but rather warned investors to investigate and do research on cannabis-related companies prior to investing.

While there does not appear to be any direct federal law that prevents the Company from seeking an exemption to registration through this Offering Circular, the Company is cognizant of the fact that the law is unsettled and may be subject to interpretation by various presidential administrations, and by various states and their attorneys general and securities regulators.

Intellectual Property

The company does not own any intellectual property except for the right to use the “Catalyst” and “Weed for the People” trademarks in connection with the procurement of, and operation of, a licensed cannabis dispensary as detailed in the master trademark and licensing agreement with South Cord Holdings LLC. Under the agreement, South Cord Holdings LLC granted the company the right to use the “Catalyst” and “Weed for the People” trademarks at any retail dispensary owned, operated, or controlled by the company in exchange for a one percent (1%) of the monthly gross revenue of any retail dispensary owned by the company and employing such marks in the ordinary course of business. The licensing agreement runs parallel to the consulting services agreement and shall terminate or expire along the expiration or termination of the consulting services agreement.

Litigation

The company has not been and is not currently involved in any lawsuit.

The Company’s Property

The company does not own currently own or lease any real property. The company intends to enter into lease agreements for each retail location it has identified, and has secured the option to lease those locations.

Employees

The company currently has no direct employees, with all management functionality being undertaken by South Cord Management LLC pursuant to the master consulting services agreement.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes included in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled ‘Risk Factors” and elsewhere in this Offering Circular.

Overview

Results of Operations

As of December 31, 2023, the company has not begun its principal planned operations, and has not generated any revenues.

At the same time, the company has recorded expenses associated with the formation of the company and to fund operations in the amount of 39,550, which was financed by related parties specifically the Company’s sole shareholder, South Cord Holdings, LLC.

As such, as of the date of our financial statements, the company has recorded a net loss of $550.

Liquidity and Capital Resources

As of December 31, 2023, the company had no assets.

To date, the company has relied on financial support from its sole shareholder, South Cord Holdings. The company will be dependent on the anticipated proceeds from this offering under Regulation A in order to undertake its planned business operations.

Plan of Operations and Trends

Over the next 12 to 24 months, we plan on being awarded between 6 to 10 licenses from local jurisdictions. We believe that each license will cost approximately $150,000.00 to $300,000.00 to obtain, which is inclusive of application fees, real estate expenses, consulting fees, and other third-party costs. After being awarded the license, it will take approximately $600,000.00 to $2,400,000.00 in additional cash to open a dispensary depending on the construction requirements and terms of the real property obligations, and working capital requirements. Depending on the locality in question, the timeline to open a dispensary can range anywhere from 12 to 20 months, as we will need to submit all required building permit applications, obtain local approval of the application, and to commence and conclude construction on the proposed dispensary facility. Once we complete construction, it will take approximately 2 to 3 months to obtain any remaining safety and occupancy permits from local police, fire, and building departments, and put in place our staffing, inventory, and equipment needs for the operation of the dispensary. Notably, the estimate timeline and costs are based on the company’s experience. However, the actual timeline and cost may exceed these estimates due to factors not within the control of the company and should not be relied upon. Such factors include, but are not limited to, delays in permitting process, changes in law that impact the project, and increased construction and labor costs.

As noted above, while we have to date relied on financial support from our sole stockholder, the company will not be able to begin its planned operations unless we successfully raise funds in this Regulation A offering.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Name	Position	Age	Term of Office (if indefinite, give date appointed)	Approximate hours per week (if part-time)/ full-time
Executive Officers:
Elliot Lewis	CEO	44	July 20,2023	Full-time
John Alfred Luessenhop	CFO	64	July 20,2023	Full-time
Damian Martin	CSO	39	July 20,2023	Full-time
Anthony Almaz	Secretary	32	July 20,2023	Full-time
Directors:
Elliot Lewis	CEO	44	July 20,2023	Full-time
Damian Martin	CSO	39	July 20,2023	Full-time
Anthony Almaz	Secretary	32	July 20,2023	Full-time
Significant Employees:

Biographies:

Elliot Lewis, CEO, Director

Catalyst founder Elliot Lewis has an unmatched scope of influence in the cannabis industry, having the largest portfolio of any single individual in the state of California. Mr. Lewis has a deep and intimate knowledge of the cannabis industry, and how it has evolved into its present state. Mr. Lewis has worked in the cannabis industry since 2015, now having an impressive nine years spent working in regulated cannabis. In 2016, he founded and developed Catalyst Cannabis Co., by successfully capturing 6 out of Long Beach’s 32 available retail dispensary licenses. Mr. Lewis and his team have won more commercial retail cannabis licenses in California than anyone in the State. Mr. Lewis currently owns and/or operates 23 licensed cannabis retailers. He estimates that at least 25 Catalyst stores will be open by the end of 2023. Under Mr. Lewis’ leadership, Catalyst is now known as a changemaking company, creating an impactful footprint throughout California with our humanitarian works.

Mr. Lewis is well known for his philanthropic works and his efforts to advance equal access to cannabis. He has frequently championed the disparity of social equity owners in the cannabis industry and continues to help change legislation to allow for more opportunities for individuals negatively impacted by the War on Drugs. With a personal ethos that echoes the “Weed for the People” movement, Mr. Lewis’ charismatic public persona and voice on issues like social equity and cannabis taxes have made him a standout figure in the cannabis industry. Every one of our Company’s decisions will be a step towards ensuring “Weed for the People” becomes a reality so that everyone can have access to quality cannabis products at affordable prices.

Damian Martin, CSO, Director

Damian Martin has cultivated a successful and far-reaching law career, during which he has maintained a particular emphasis on cannabis industry regulation drafting and interpretation. Mr. Martin has been working within the regulated cannabis industry for eight years, helping companies navigate new legislation and developing regulatory changes with confidence. Mr. Martin provides ongoing legal and consulting services to clients in the commercial cannabis industry. The regulated cannabis industry is both complex and rapidly changing within local and state regulatory frameworks. Mr. Martin has been serving cannabis clients since the outset of the State of California’s licensing of cannabis businesses. In his tenure in the industry, Mr. Martin has personally drafted over a dozen local regulatory ordinances in various cities in California, has successfully obtained local approval for over twenty commercial cannabis license applications, and has legal, project management, and/or ownership responsibilities in numerous applications that are currently pending approval—making him one of the most prolific and successful cannabis administrative attorneys in California and the U.S.

Prior to his entry into the cannabis field, Mr. Martin built strong foundational strategic analytical skills that would help him successfully navigate the cannabis industry’s unpredictable landscape. Mr. Martin served as a Strategic Management Analyst for the District of Columbia Courts and a Senior Operations Analyst for Capital One Financial Corp. Mr. Martin also served in the U.S. Navy in a series of high-level operational leadership positions as an intelligence analyst conducting deployments to Chad, Iraq, and Yemen in support of U.S. Navy SEAL operations.

Mr. Martin’s ordinances and repeated successes in cannabis licensing are the foundation of Catalyst Cannabis Co.’s forward thinking cannabis policy movement to create a race to the top in the cannabis industry where cannabis businesses are fairly taxed locally, provide community benefits, and offer living wage local jobs to local residents. As a Co-Founder & Attorney, Mr. Martin utilizes his expertise in communication and Strategic Analysis to ensure that Catalyst Cannabis Co. has a clearly identifiable representative to act as our face and voice in the community, such that its neighbors, customers, and regulatory bodies will have a clear and open pathway to initiate discourse with the Company.

John Luessenhop, CFO

John Luessenhop, Jr. has been an integral part of Catalyst Cannabis Co.’s successful strategy and exponential growth. Since joining Catalyst Cannabis Co. in September 2019, John has helped guide the company from approximately $10M in sales to a future run rate that now exceeds $150M. Prior to joining Catalyst Cannabis Co., Mr. Luessenhop enjoyed a successful motion picture career that included writing and directing two movies opening as “U.S. Box Office” #1 placeholders: Takers (2010) and Texas Chainsaw 3D (2013). Mr. Luessenhop is an alumnus of the University of Virginia and Georgetown University Law Center. He began his professional career as a corporate attorney in New York City, where he specialized in structured finance and continues to serve as a financial advisor to many high-profile clients. Mr. Luessenhop is highly respected in the fields of finance and cannabis; his combined expertise in those two industries provide a unique and valuable perspective to the Company.

Anthony Almaz, Secretary, Director

Anthony Almaz has served as general counsel of Cannabis Catalyst Co. since April 2022. As general counsel, Mr. Almaz is responsible for providing strategic legal guidance to the executive team and department directors of Cannabis Catalyst Co. During his tenure, Anthony Almaz has assisted in, and led, the negotiation and procurement of credit facilities, real estate interests, and dispensary acquisitions that have been key to Catalyst Cannabis Co.’s growing success. Mr. Almaz has also assisted in finding additional sources of revenue and scale with the development of Catalyst Cannabis Co.’s management and licensing service offerings.

Mr. Almaz is an alumnus of California State University, Long Beach, where he earned his degree in business finance, and Loyola Law School, Los Angles, where he earned his J.D. and Tax LLM. After graduating law school, Mr. Almaz worked as international tax consultant at Deloitte as part of its prestigious Global Strategies Group. There, he helped develop and implement global tax strategies for large multinational corporations that provided long-term sustainable effective tax rate reduction. After leaving Deloitte, Mr. Almaz opened his legal practice where he advised and small and medium-sized businesses, including cannabis businesses, on a multitude of transactional matters, including real estate, tax, regulatory compliance, and debt financing.

Mr. Almaz’s exposure to a broad range of complex legal matters impacting businesses large and small, combined with his experience helping Catalyst Cannabis Co. navigate the ever-changing cannabis regulatory landscape, makes him an invaluable asset to the company.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

As of December 31, 2023 our officers and directors have not received any compensation. Further, the company does not plan to directly compensate its officers and directors at this time. Instead, each executive officer will only be compensated through their concurrent employment with South Cord Holdings.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table displays, as of the date of this Offering Circular, the voting securities beneficially owned by (1) any individual director or officer who beneficially owns more than 10% of any class of our capital stock, (2) all executive officers and directors as a group and (3) any other holder who beneficially owns more than 10% of any class of our capital stock:

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class (1)
Common	South Cord Holdings, LLC* 401 Pine Ave. Long Beach, CA 90802	3,000,000 Shares of Common Stock	N/A	100%

*	South Cord Holdings is owned and controlled by the company’s CEO, Elliott Lewis (37%) and CSO, Damian Martin (15.35%), and various other noteholders. Our CFO, Alfred John Luessenhop owns (2.95%).

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Consulting Agreement

The company and South Cord Management LLC, a California limited liability company (Catalyst Cannabis Co.’s wholly-owned subsidiary) entered into consulting agreement on January 25, 2024 pursuant to which the company will retain Catalyst Cannabis Co. as an independent contractor tasked with assisting in the company’s efforts in procuring cannabis dispensary licenses and providing services necessary for the operation of a dispensary in exchange for a fee. Under the consulting agreement, Catalyst Cannabis Co.’s will: (i) identify counties and municipalities that are expected to issue cannabis dispensary licenses; (ii) analyze and report any material information related to the cannabis licensing program in the upcoming jurisdictions; (iii) take all reasonably necessary steps on behalf of the company to position the company as a competitive applicant, and (iv) work with the company’s other third-party contractors to the extent necessary to obtain a cannabis dispensary license in those jurisdictions. In the event the company is awarded a cannabis dispensary license, Catalyst Cannabis Co. is expected to provide services necessary for the development and operation of a “Catalyst”-branded dispensary including, but are not limited to: (i) assisting the company in establishing a legally compliant “Catalyst”-branded dispensary; (ii) organize and maintain the company’s books and records; (iii) coordination with regulatory agencies to maintain compliance with applicable laws; and (iv) the hiring and retention of key personnel for the dispensary operations.

Under the terms of the agreement, the company retains for itself the have final decision-making authority on all actions impacting the company. The term of the consulting services agreement began on January 25, 2024 and is set to expire on the third (3rd) anniversary, which shall automatically renew for additional three (3) year periods unless otherwise terminated in accordance with the terms of the agreement. Finally, as compensation for the services rendered under the agreement, South Cord Management LLC shall retain an amount equal to one percent (1%) of the monthly gross revenue of any retail dispensary owned by the company and made part of the agreement.

Master Trademark and Licensing Agreement

Contemporaneously with the execution of the consulting services agreement, the company and South Cord Holdings LLC entered into a master trademark and licensing agreement. Under the agreement, South Cord Holdings LLC granted the company the right to use the “Catalyst” and “Weed for the People” trademarks at any retail dispensary owned, operated, or controlled by the company in exchange for a one percent (1%) of the gross revenue of the monthly gross revenue of any retail dispensary owned by the company using the “Catalyst” trademarked name. The licensing agreement runs parallel to the consulting services agreement and shall terminate or expire along the expiration or termination of the consulting services agreement.

We believe these contractual agreements add significant value to the company. First, rather than building the necessary infrastructure to sustain on-going business operations, the company can leverage Catalyst Cannabis Co.’s current infrastructure at a reduced cost. Second, rather than investing in a new brand in a relatively mature market, the company’s dispensaries will benefit from immediate brand awareness using the “Catalyst” and “Weed for the People” trademarks. Finally, the company would also benefit from Catalyst Cannabis Co.’s centralized distribution system, which would allow the company to supply its dispensaries with cannabis products on favorable terms, and at prices that are at, or below, what it could otherwise obtain as a newly established business.

SECURITIES BEING OFFERED

General

The company is offering shares of Common Stock in this offering. The following description summarizes important terms of the company’s capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of the company’s Certificate of Incorporation (the “Certificate of Incorporation”), and its Bylaws, copies of which have been filed as Exhibits to the Offering Statement of which this Offering Circular forms a part.

At the date of this Offering Circular the company is authorized to issue 15,000,000 shares of Common Stock. 5,000,000 shares of Preferred Stock. To date 3,000,000 shares of Common Stock have been issued and no preferred stock has been issued.

Common Shares

Voting Rights

Holders of Common Stock are entitled to one vote per share.

Dividend Rights and Right to Receive Liquidation Distributions

Subject to the prior rights of any other class ranking senior to the Common Stock, the shares have a right to receive dividends, if declared by the board of directors, and any amount payable on any distribution of assets constituting a return of capital and to receive the remaining property and assets of the company on the liquidation, dissolution or winding-up of the company, whether voluntarily or involuntarily, or any other distribution of assets upon winding up.

Rights and Preferences

Holders of the Common Stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to such shares.

Preferred Shares

As of the date of this Offering Circular, no preferred shares have been issued. The company’s Certificate of Incorporation grants authority to the Board of Directors of the company to authorize the issuance of one or more series of preferred stock, to fix the number of shares, and to determine the voting powers, designations, preferences, and other rights associated with any such series of preferred stock.

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

We will be required to make annual and semi-annual filings with the Commission. We will make annual filings on Form 1-K, which will be due by April 30 each year and will include audited financial statements for the previous fiscal year. We will make semi-annual filings on Form 1-SA, which will be due by September 28 each year, which will include unaudited financial statements for the six months to June 30. We will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we will only be able to do if we have less than 300 shareholders of record and have filed at least one Form 1-K.

At least every 12 months, we will file a post-qualification amendment to the Offering Statement of which this Offering Circular forms a part, to include the company’s recent financial statements.

We may supplement the information in this Offering Circular by filing a Supplement with the Commission.

All these filings will be available on the Commission’s EDGAR filing system. You should read all the available information before investing.

PART II – AUDITED FINANCIALS

WFTP VENTURES INC.

FINANCIAL STATEMENTS

FROM INCEPTION TO DECEMBER 31, 2023

TOGETHER WITH

INDEPENDENT AUDITORS’ REPORT

WFTP VENTURES INC.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Management of
WFTP Ventures Inc.

Long Beach, CA

Opinion

We have audited the financial statements of WFTP Ventures Inc. (“the Company”) (a Delaware corporation), which comprise the balance sheet as of December 31, 2023 and the related statements of operations, stockholder’s deficit, and cash flows for the period from July 20, 2023 (inception) to December 31, 2023, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of WFTP Ventures Inc. as of December 31, 2023, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Members of: WSCPA AICPA PCPS 802 North Washington PO Box 2163 Spokane, Washington 99210-2163 P 509-624-9223 TF 1-877-264-0485 mail@fruci.com www.fruci.com

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of WFTP Ventures Inc. and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not commenced its principal operations, anticipates significant capital requirements, has not generated any revenue, and has disclosed that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about WFTP Ventures Inc.’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of WFTP Ventures Inc.’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude, whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about WFTP Ventures Inc.’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Spokane, Washington

February 13, 2024

WFTP VENTURES INC.

BALANCE SHEET

December 31, 2023

Assets
Current assets -	$-
Total current assets	-

Deferred offering costs	39,000
Total other assets	39,000

Total Assets	$39,000

Liabilities and Stockholder’s Deficit
Current liabilities -
Related party advances	$39,550
Total current liabilities	39,550

Commitments and contingencies (Note 4)	-

Stockholder’s Deficit
Preferred stock: Par value $0.00001; 5 million shares authorized; none issued and outstanding	-
Common Stock: Par value $0.00001; 15 million shares authorized; 3 million issued and outstanding	30
Subscription receivable	(30)
Accumulated deficit	(550)
Total Stockholder’s Deficit	(550)
Total Liabilities and Stockholder’s Deficit	$39,000

See accompanying notes to the financial statements

WFTP VENTURES INC.

STATEMENT OF OPERATIONS

Inception to December 31, 2023

Revenues	$-

Operating Expenses -
General and administrative	550
Total operating expenses	550

Net loss	$(550)

Net loss per share - basic and diluted	$(0.00)

Weighted average shares - basic and diluted	3,000,000

See accompanying notes to the financial statements

WFTP VENTURES INC.

STATEMENT OF STOCKHOLDERS’ DEFICIT

Inception to December 31, 2023

	Common Stock		Subscription	Accumulated	Stockholder’s
	Shares	Amount	Receivable	Deficit	Deficit
Balance at July 20, 2023	-	$-	$-	$-	$-
Issuance of founders’ shares	3,000,000	30	(30)	-	-
Net loss	-	-	-	(550)	(550)
Balance at December 31, 2023	3,000,000	$30	$(30)	$(550)	$(550)

See accompanying notes to the financial statements

WFTP VENTURES INC.

STATEMENT OF CASH FLOWS

Inception to December 31, 2023

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(550)
Net cash used in operating activities	(550)

CASH FLOWS FROM INVESTING ACTIVITIES:
Net cash provided by investing activities	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Related party advances	39,550
Payment of deferred offering costs	(39,000)
Net cash provided by financing activities	550

Change in cash and cash equivalents -	-
Cash and cash equivalents, beginning of period (inception)	-
Cash and cash equivalents, end of period	$-

Supplemental disclosures of cash flow information -
Cash paid for interest	$-
Cash paid for income taxes	$-

Non cash investing and financing activities:
Common stock issued for subscription receivable	$30

See accompanying notes to the financial statements

WFTP VENTURES INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1: NATURE OF OPERATIONS

WFTP Ventures Inc. (the “Company”) is a Delaware corporation formed on July 20, 2023 that intends to operate retail cannabis dispensaries in California. The Company is seeking out and has identified, licenses of non-operational cannabis dispensaries that it intends to acquire. Once acquired, the Company will open the dispensary associated with the license.

Going Concern and Management’s Plans

The financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a business that has not commenced planned principal operations, plans to incur significant costs in pursuit of its capital financing plans, and has not generated any revenues as of December 31, 2023. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time.

The Company’s ability to continue as a going concern in the next 12 months is dependent upon its ability to obtain capital financing from investors sufficient to meet current and future obligations and deploy such capital to produce profitable operating results. No assurance can be given that the Company will be successful in these efforts. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

Risks and Uncertainties

The Company has a limited operating history and has not yet generated revenue from intended operations. The Company’s business and operations are sensitive to general business and economic conditions in the U.S. along with local, state, and federal governmental policy decisions. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include: recession, downturn or otherwise, government policy changes, changes to minimum wages and employee benefit requirements, consumer tastes and trends in our market, or negative press. These adverse conditions could affect the Company’s financial condition and the results of its operations. The cannabis market in California is highly regulated. The California Department of Cannabis control has established procedures for obtaining licenses. Under this system a limited number of dispensary licenses are issued for the state and are valuable commodities regardless of whether a dispensary is actually opened. As such, adverse conditions may arise, if state or local governments restricted the Company from obtaining said licenses.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company’s year-end is December 31.

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP will require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the balance sheet and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid securities with an original maturity of three months or less to be cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits. As of December 31, 2023, the Company has no cash and cash equivalents.

Deferred offering costs

The Company capitalizes certain legal, professional accounting and other third-party fees that are directly associated with equity financings as deferred offering costs until the equity financings are consummated. After consummation, these deferred costs are recorded within equity as a reduction in proceeds from the offering. Should a planned equity financing be abandoned, the deferred offering costs will be expensed immediately as a charge to operating expenses in the statement of operations. See Note 5.

Fair Value of Financial Instrument

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - Include other inputs that are directly or indirectly observable in the marketplace.

Level 3 - Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2023. Fair values for these items were assumed to approximate carrying values because of their short term in nature or they are payable on demand.

Revenue Recognition

ASC Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information. about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers.

The Company will recognize revenue when control of the promised goods or services is transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company will apply the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied. No revenue has been generated to date.

Income Taxes

The Company applies ASC 740 Income Taxes (“ASC 740”). Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any and the change during the period in deferred tax assets and liabilities. As of the date of these financial statements, no tax returns have been filed.

ASC 740 also provides criteria for the recognition, measurement, presentation, and disclosure of uncertain tax positions. A tax benefit from an uncertain position is recognized only if it is “more likely than not” that the position is sustainable upon examination by the relevant taxing authority based on its technical merit.

NOTE 3: RELATED PARTY TRANSACTION

Related Party Advances

From time to time, monies are advanced to the Company by the Company’s shareholder, South Cord Holdings, LLC, which are used to fund operations. As of December 31, 2023, the amounts due to the shareholder were $39,550. The advances are due on demand and do not incur interest. Subsequent to December 31, 2023, there have been no additional advances by the shareholder.

Licensing and Services Agreements

On January 25, 2024, the Company signed a Master Trademark and Licensing Agreement with South Cord Holdings LLC, which granted the Company the right to use the “Catalyst” and “Weed for the People” trademarks at any retail dispensary owned, operated, or controlled by the Company in exchange for a one percent (1%) of the gross revenue of the monthly gross revenue of any retail dispensary owned by the Company using the “Catalyst” trademarked name.

Parallel to this agreement, the Company entered into consulting agreement with South Cord Holdings LLC on January 25, 2023 pursuant to which the Company will retain Catalyst Cannabis Co. as an independent contractor tasked with assisting in the Company’s efforts in procuring cannabis dispensary licenses and providing services necessary for the operation of a dispensary in exchange for a fee consisting of 1% of the monthly gross revenue for each of the respective business it provides services to.

The agreements can be terminated upon mutual agreement; for cause or upon the three-year anniversary date. If not terminated, the agreements can be renewed for three successive three-year periods.

NOTE 4: COMMITMENTS AND CONTINGENCIES

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matter will have a material adverse effect on its business, financial condition or results of operations.

NOTE 5: STOCKHOLDER’S EQUITY

The Company is authorized to issue 15,000,000 shares of common stock, and 5,000,000 shares of preferred stock. Both have a par value of $0.00001.

Upon inception, the Company issued 3,000,000 shares of common stock to its founders, South Cord Holdings LLC, for a $30 subscription receivable.

The Company has plans to offer under Regulation A up to 2,000,000 shares of Common Stock on a “best efforts” basis at a price of $10.00 per share. The Company intends the offering to continue for up to one year following qualification by the SEC, or until sooner terminated by the Company. There is no minimum investment required to be received by the Company to close on any investment.

In connection with the pending offering, the Company has engaged a broker-dealer to assist with the offering. Under the terms of the agreement, the broker-dealer will receive cash consideration of $25,000 and 1% of the total amount raised by the Company. As of December 31, 2023, the broker-dealer has been paid $19,000 which is recorded as a deferred offering cost.

In addition, as of December 31, 2023 $20,000 has been paid to other parties for due diligence and disclosure compliance services, which has also been recorded as a deferred offering cost

NOTE 6: SUBSEQUENT EVENTS

Management has evaluated all subsequent events through February 13, 2024, the date the financial statements were available to be issued and determined there are no other material events requiring disclosure or adjustment to the financial statement other than those listed below.

See Note 3 for discussion of subsequent events.

PART III

INDEX TO EXHIBITS

1.	Agreement with broker-dealer*
2.1	Certificate of Incorporation*
2.2	Bylaws*
4.	Form of Subscription Agreement
6.1	Master Consulting Services Agreement with South Cord Management LLC.*
6.2	Master Trademark Agreement with South Cord Holdings LLC.*
8.	Escrow Agreement
11.	Consent of Auditing Accountants
12.	Opinion of CrowdCheck Law LLP

*	Previously filed.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Long Beach, California on 19 March, 2024.

WFTP Ventures Inc.

By	/s/ Elliot Lewis
Chief Executive Officer

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

By	/s/ Elliott Lewis
Elliot Lewis, Chief Executive Officer and Director

Date: March 19, 2024

By	/s/ Damian Martin
Elliot Lewis, Chief Security Officer and Director

Date: March 19, 2024

By	/s/ John Alfred Luessenhop
John Alfred Luessenhop, Chief Financial Officer and principal accounting officer

Date: March 19, 2024